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                                                                    EXHIBIT 3(b)





                              ACTUARIAL OPINION



This opinion is supplied with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-35159, by the KILICO Variable Separate Account-2 (the "Separate Account") and Kemper Investors Life Insurance Company ("KILICO") covering an indefinite number of units of interest in the Separate Account. Premiums received under KILICO's Individual and Survivorship Flexible Premium Variable Life Insurance Policies may be allocated by KILICO to the Separate Account as described in the Prospectus included in the Registration Statement.

I am familiar with the provisions of the Policies and the description in the Prospectus and it is my opinion that the illustrations of death benefits, surrender values, cash values, and accumulated premiums included in Appendix A of the Prospectus, based on the assumptions in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies have not been designed to make the relationship between planned premiums and benefits, as shown in the illustrations, appear more favorable, in the case of individual Policies, to prospective nonsmoker preferred males ages 40 and 60, than to nonsmoker preferred males at other ages, or, in the case of survivorship Policies, to prospective nonsmoker preferred males and females ages 45 and 40 and 65 and 60, respectively, than to nonsmoker preferred males
and females at other ages.   The nonsmoker risk class generally has a more
favorable rate structure than the smoker risk classes. Female risk classes generally have a more favorable rate structure than male risk classes. Preferred risk classes generally have a more favorable rate structure than nonpreferred risk classes.

The current and guaranteed monthly mortality rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a nonsmoker male or female at other ages. The nonsmoker risk classes generally have lower monthly mortality rates than the smoker risk classes. The female risk classes generally have lower monthly mortality rates than the male risk classes. Preferred risk classes generally have lower monthly mortality rates than nonpreferred risk classes.

I consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 1 to the Registration Statement and to the reference to me under the heading "Experts" in the Prospectus.


                                                /s/ Steven D. Powell
                                                -------------------------
                                                Steven D. Powell, FSA